Exhibit 99.1

ChoicePoint® Shareholders Approve Acquisition by Reed Elsevier

ALPHARETTA, Ga. – April 16, 2008 – At a special meeting of the shareholders of ChoicePoint (NYSE: CPS) today in New York City, ChoicePoint shareholders overwhelmingly voted to approve the previously disclosed Agreement and Plan of Merger, dated as of February 20, 2008, by and among ChoicePoint, Reed Elsevier Group plc and Deuce Acquisition Inc., under which ChoicePoint would be acquired by Reed Elsevier.

More than 99.5 percent of all votes cast were voted in favor of the transaction. The votes cast in favor of the transaction constitute more than 83.2 percent of all outstanding shares on March 14, 2008, the record date for the special meeting. The consummation of the transaction remains subject to receipt of required regulatory approval and satisfaction of customary closing conditions as described in the merger agreement.

About ChoicePoint

ChoicePoint (NYSE: CPS) provides businesses, government agencies and non-profit organizations with technology, software, information and marketing services to help manage economic risks and identify business opportunities. Consumers have free access to the reports the company creates about people www.ChoiceTrust.com.

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